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                                                                     EXHIBIT 77H

RIVERSOURCE INTERNATIONAL MANAGERS SERIES, INC.

For Columbia Multi-Advisor International Value Fund,

RiverSource Partners International Select Growth Fund, and

RiverSource Partners International Small Cap Fund:

During the fiscal year ended Oct. 31, 2010, the Fund served as an underlying investment of affiliated funds-of-funds. The Columbia Portfolio Builder funds and Columbia Management Investment Advisers, LLC, through its initial capital investment, were owners of record of more than 25% of the outstanding shares of the Fund.